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             Exchange Act of 1934 (Amendment No.  )


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                  VERIZON COMMUNICATIONS, INC.

-----------------------------------------------------------------
        (Name of Registrant as Specified in Its Charter)


  ASSOCIATION OF BELLTEL RETIREES, C. WILLIAM JONES, MICHAEL S.
     MICHAEL S. KUCKLINCA, EILEEN T. LAWRENCE, JOHN SELLEN,
       JOHN M. BRENNAN, JAMES E. CASEY, JR., LOUIA MIANO,
     JOHN A. PARENTE, ROBERT E. REHM AND JOSEPH A. RISTUCCIA
-----------------------------------------------------------------
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                  if other than the Registrant)

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                           BELLTEL RETIREE

  The Official Newsletter of NYNEX and Bell Atlantic Retirees

Spring 2003            (logo)                           Volume 25

              KEEP THE BALL ROLLING IN PROXY FIGHT!

     Last year, members of the Association of BellTel Retirees took a giant leap forward in their battle against Verizon when their Calculation of Incentive Compensation shareholder proposal scored a record 42.7 percent of the yes-and-no vote cast by shareholders at Verizon's annual meeting.

     Prior to the vote, the proposal won backing from the prestigious Institutional Shareholder Services, one of the most influential proxy advisory firms in the country. This, along with increased support from shareholders generally and members in the Association, helped boost its support from the 18.7 percent it received its first year.

     "That was a tremendous increase," said C. William Jones in a story to the Dow Jones News Service. "We're looking forward to winning it next year. I think we're close."

     Five years ago, members of the Association of BellTel Retirees began taking on Bell Atlantic - now Verizon - through resolutions that are voted by shareholders in the proxy materials they receive prior to each annual meeting. As the years have passed, these proposals have received increasing shareholder support and a great deal of media attention.

     The Association and its members once again will take three proposals to a shareholder vote this spring. The proposals will deal with the following subjects: "Calculation of Incentive Compensation," "Board Composition" and "Executive Severance Agreements."

     "This is the year that your vote can get these proxies over the top. If we vote together, along with support that's previously been demonstrated by large institutional investors, we can improve not only the interests of shareholders, but retirees and others who care about the company as well," Jones said. "A large "FOR" vote should help persuade management and the Board to take seriously the issues being raised by Association members again this year."

     Last year, all three proposals received strong support. As mentioned above, the "Calculation of Incentive Compensation" resolution received 42.7 percent. This proposal is aimed to disallow the company from including projected earnings from the retirees' $48 billion pension fund as net income for the purpose of calculating officers' incentive pay.

     The "Executive Severance Agreements" proposal, which received 30.9 percent, is designed to fight what we see as the overly generous "golden parachutes" given to executives in some instances when they leave the company.

     The "Board Composition" proposal, which received 27.2 percent, asks Verizon to amend the company by-laws to require a majority of independent directors on its Board of Directors, and to appoint only independent directors to its compensation and nominating committees.

     Therefore, the Officers and the Board of Directors of the Association of BellTel Retirees Inc. ask you to do your part by exercising one of the following options and encouraging your friends and family who own shares of Verizon to do the same:

     OPTION 1.) Mark the proxy card you receive from Verizon by voting on the various proposals as recommended below. Vote on other matters presented on the proxy card as you choose. Sign and date your proxy card and send it to the Association to be voted, as a block, at the Annual Meeting.

     OPTION 2.) Mark the proxy card you receive from Verizon by voting on the various proposals as recommended below. Vote on other matters presented on the proxy card as you choose. Sign, date, and return it in the self-addressed envelope that accompanied your proxy card when you received it. This option MUST be used when your Verizon shares are held in a brokerage account.

     If you choose OPTION 1.):
     Sign and date the Proxy and send it to:
     Association of BellTel Retirees

                      (Continued on page 6)

PROXY VOTE INCREASE

DATA POINTS IN PERCENTAGES     ASSOCIATION      VERIZON
- - - - - - - - - - - - -     - - - - - -      - - - -

2001                           18.7%            81.3%
2002                           42.7%            57.3%
2003                                   ?

6                     BellTel Retiree                Spring 2003
_________________________________________________________________




PROXY 2003                PROXY ROUND-UP
              EXCLUDE PENSION CREDITS FROM PAY FORMULAS

     Association Executive Director Bill Jones and Board Member
Joe Ristuccia, and his wife, Ann, will resubmit a proxy resolution to stop Verizon executives from computing their performance-based benefits through using the pretax pension credits in the company's earnings.

     In its only its second run last year, the proxy received a record 42.7% of shareholder yes-and-no votes, and just 7.4% from passing.

     While retirees have seen their healthcare benefits periodically cut back over the years, and their pension buying power erode due to lack of regular cost of living adjustments, Verizon executives have been able to earn record high bonuses partially as a result of projections of income generated by the retiree pension fund, which was valued at $48 billion at the end of 2001. If such "pension credits" are excluded from performance-based pay formulas, executive bonuses could be lower and more in line with their true value to the corporation. We believe that this change could give the executives less incentive to hoard the pension fund - when there is a surplus - and could encourage management to use any surplus for its intended purpose: paying benefits, including much needed and long overdue cost-of-living adjustments to retirees.

     In the past years a large share of Verizon's reported earnings was not cash flow from ordinary operations, but rather accounting income from "pension credits." In 2001, the company would have reported a material net loss had it not included $1.85 billion in pension income in its calculation of reported earnings. Because pension credits potentially turn even operating losses into reported gains, we believe they should not factor into performance-based compensation.

     In 2001, the $1.85 billion credit amounted to two-thirds of Verizon's pretax net income. Instead of reporting $389 million in net income (after-tax), the company would have reported a substantial loss without the non-cash pension income.

     How can Verizon do this? "An accounting rule lets companies take their assumed rate of return on pension assets into account in calculating the "bottom line," reported Pensions & Investments magazine. "Then, the company used this inflated net income as the basis for calculating incentive pay for top management." ("Accounting Trick: Companies Under Fire for Incentive Pay Calculations," April 15, 2002).

     Accounting rule income is simply not a good measure of top management's operating performance. Indeed, Standard & Poor's (S&P's) excludes pension income from its new measure of Core Earnings, adopted last year to promote transparency and consistency in reported earnings. According to S&P's Core Earnings Market Review (Oct. 24, 2002): "Since [pension income] is based on the expected, not the actual, return [on pension assets]. This money may not even exist. Further, if there is income, it remains in the pension fund and is not available to the corporation."

     Verizon is among the most widely cited examples of the disparity between "expected" pension income and actual returns. Management estimated that the return on plan assets would be $4.8 billion in 2001. "The only trouble is that Verizon's pension plan was really swimming in red ink . . . dropping $3.1 billion," reported the New York Times (Pension Folly: How Losses Become Profits," April 26, 2002).

     The practice continued in 2002. During the first six months, Verizon added $657 million in pension income to earnings, yet Merrill Lynch projects that the actual return on plan assets will be negative $4.7 billion (Pension Update," Oct. 15, 2002).

     Because the company retains a great degree of discretion in selecting the assumptions used to measure pension expense, we believe that excluding pension credits from the calculation of performance-based executive pay would help assure shareholders that this discretion will not lead to a conflict of interests.

     This proxy proposal is important to Verizon shareholders and to the economic futures of our members because we believe that the pension funds should be administered for their original purpose - to provide retirement benefits to the company's employees, and not be used as a yardstick to justify higher personal bonuses for executives. We urge all of our members to support this proxy proposal by voting FOR excluding pension credits from performance-based pay formulas.

     (Note: Consent to use the quotes cited in this article has not been sought or obtained).


KEEP THE BALL ROLLING IN PROXY FIGHT!

     P.O. Box 33
     Cold Spring Harbor, NY 11724

     Voting Recommendations:
     a.) Vote "FOR" the proposition "Board Composition," recommending a change in the corporate by-laws to provide that the Board consist of a majority of independent directors and to appoint only independent directors to serve on the board's compensation and nominating committees.

     b.) Vote "FOR" the proposition, "Executive Severance
Agreements," which requires the company's Board of Directors to seek shareholder approval for certain future or renewed severance agreements with the company's top executive officers, which provide more generous pay-outs than the Senior Management
Retirement Plan available to other senior managers.

     c.) Vote "FOR" the proposition, "Calculation of Incentive
Compensation,"to exclude pension credits from performance-based pay formulas, which would prevent executives from earning inflated bonuses because of phantom earnings gained from projected profits on the pension fund.

     d.) Vote on the other propositions according to your own conscience.

     If you have any questions regarding this matter, call us at:
(631) 367-3067.

     This newsletter is prepared by and paid for entirely by the Association of BellTel Retirees, which is the only participant in the solicitation of proxies discussed in the articles herein.
The Association, its officers and directors are the only participants in the solicitation of proxies discussed in this newsletter, and their individual share holdings are as follows:
Association of BellTel Retirees (214); Pam Harrison (0); C. William Jones (116); Michael S. Kucklinca (288); Eileen T. Lawrence (17); John Sellen (285); John M. Brennan (0); James E. Casey, Jr. (45); Louis Miano (0); John A. Parente (7514); Robert
A. Rehm (4418);  Joseph A. Ristuccia (436) and Thomas Sisti
(950).

Spring 2003            BellTel Retiree                         7
_________________________________________________________________

PROXY 2003                PROXY ROUND-UP
                   "GOLDEN PARACHUTE" AGREEMENTS

     Association Board Member Bob Rehm and the Association of BellTel Retirees again will co-sponsor the proxy proposal to require shareholder approval for future severance agreements with senior executives, including so-called "golden parachutes" and "golden good-bye" severance agreements, that provide benefits exceeding 2.99 times the sum of the executive's base salary plus bonus. The proxy proposal garnered 30.9% of the yes-and-no vote last year.

     "Golden parachutes" or "golden good-bye" agreements - which we regard as among the most costly, wasteful and anti-shareholder forms of executive compensation - grant multi-million dollar provisions - in addition to extremely generous retirement benefits - to executives, primarily when there is a "change of control" situation. We believe this is contrary to stockholder interests, as this amount of generosity can frustrate long-term shareholders, who believe that executive pay should be more closely aligned with shareholder interests.

     In our view, Verizon's post-merger severance agreements are unjustifiably costly. Executive officers can resign and receive the liquidated value of their multi-year employment agreements - tens of millions of dollars in the case of CEO Ivan Seidenberg and Chairman Charles Lee - if there is a "change of control" that is defined to include situations where another person or entity acquires as little as 20 percent of the company's voting stock, even if the person never makes a tender offer or takes control.

     We believe that severance packages promised to the company's chairman and CEO are indefensible since these executives would receive nearly the same compensation whether they decide to stay or leave. For example, if Seidenberg is terminated or "constructively discharged" under this broad "change of control" definition, the 2002 proxy statement indicates that he would receive most of his pay package for a period of three years - a payout well in excess of $50 million.

     Compare this to the treatment of company retirees, many with 30 or more years of loyal service. In a break with company tradition, most retirees have not received a pension cost-of-living adjustment in more than a decade, allowing inflation to steadily erode the purchasing power of their fixed pension income. Although the lump sum payments to some retirees in 2000 (neither a pension increase, nor inflation-related) were a step in the right direction, the company's retirement benefits policy, as a whole, is inadequate and unfair to most retirees.

     If this proxy proposal receives a majority vote and is implemented by the board, certain compensation packages would need approval from the Verizon shareholders in the future. Giving shareholders a vote could help curb unduly generous pay packages that drain money from operating funds. We are asking all of our members to vote FOR this proxy resolution.



PROXY 2003      ELECT A MAJORITY OF INDEPENDENT DIRECTORS

     John Parente and John Sellen, Association Board Members, will be resubmitting a proxy resolution asking Verizon to amend the company bylaws to provide that the board shall nominate director candidates such that, if elected, a substantial majority of directors would be independent, and shall appoint only independent directors to serve on the board's compensation and nominating committees. We ask that our Association membership vote for the proxy proposal, which we believe will improve decision-making by the Verizon Board.

     This proxy resolution garnered a 27.2% showing last year, which is a slight increase from two years ago. Three years ago, this proxy proposal brought this issue of board composition into focus, and Verizon eliminated some board members who were not independent and reduced the number of senior executives on its board from six to two.

     Even with that reduction, we are concerned that the majority of the board still is comprised of directors who may be swayed through their ties to management. Independent directors would lessen what we view as the disproportionate influence of corporate management on the board, thus allowing it to act as a more independent board.

     Currently, no more than half of the 16 members of the Board of the Directors are truly independent of management. In addition to CEO Seidenberg and Chairman Lee, seven outside directors may be considered non-independent due to board interlocks or because their own employer receives substantial grants, fees or business from the company, or did in the recent past. An example of an interlock is that CEO Seidenberg sits on the board that employs and sets the salary of board member Stafford.

     Our company has one of the least independent boards among large U.S. companies. The boards of 88 percent of S&P 500 companies have a majority of independent directors, according to a 2001 study by the impartial Investor Responsibility Research Center. We believe that Verizon should bring itself up to the standards of independence of these other corporations by updating the Board's composition to include a majority of independent directors.

     We believe that such a change in policy could help retirees receive a fairer and more open-minded hearing than is possible with a Board composed disproportionately of Verizon executives and directors with direct ties to Verizon management. We urge all of our members to support this proxy proposal by voting FOR the proposal named "Board Compensation" on the proxy-voting card.